Exhibit 10.1

Investment Agreement

Party A (Investor): Hongyi Industrial Group Co., Ltd.

Address: No.16, building 1, No.9, Gaoshengqiao, Wuhou District, Chengdu

Legal Representative: Zhihong Liu

Tel: [***]

Party B 1 (Shareholder 1 of the Target Company):

Name: Hunan Ruixi Financial Leasing Co., Ltd.

Address: Room 723, Building 3A, Jinke Times Center, Xiangyang Road, Changsha Economic & Technological Development Zone

Legal Representative: Xianglong Li

Tel: [***]

Party B 2 (Shareholder 2 of the Target Company):

Name: Xiaoliang Chen	ID No.: [***]
Address: [***]	Tel: [***]

Party B 3 (Shareholder 3 of the Target Company):

Name: Xi Yang	ID No.: [***]
Address: [***]	Tel: [***]

Party B 4 (Shareholder 4 of the Target Company): Chengdu Simushi Technology Co., Ltd.

Address: No.1, Floor 1-3, Unit 1, Building 1, No.8, Section 2 of Lushan Avenue, Wan’an Town, Tianfu New District, Chengdu, Sichuan

Delegate: Kai Huang	Tel: [***]

Party C (Dormant Shareholder of the Target Company):

Name: Yiqiang He	ID No.: [***]
Address: [***]	Tel: [***]

Party D (Target Company): Sichuan Jinkailong Automobile Leasing Co., Ltd.

Address: No. 192, Floor 1, Unit 1, Building 5, No. 192 Yongquan Jinquan Street, Wenjiang District, Chengdu

Legal Representative: Xiaoliang Chen

WHEREAS:

On the principle of voluntariness, equality, fairness and good faith and through friendly consultation, the parties have entered into the Investment Agreement (hereinafter referred to as “this Agreement”) with regards to the following investment on July 4, 2020 in Wuhou District, Chengdu. For the purpose of this Agreement, the shareholders of the above Target Company, including the dormant shareholders but excluding Original Shareholder 4 (hereinafter collectively referred to as the “Original Shareholders”) shall, on a prorated basis, be responsible for upholding the “Representations and Warranties” under Article 2 and “Rights of the Investor” under Article 3. Party B 1 to Party B 4 collectively referred to as the “Party B”.

Article 1 Investment Method, Pricing and Payment

1.1	Prior to the date of entering into this Agreement, Party B hold all the shares of the Target Company, and please refer to the equity structure below (Table 1):

Equity Structure Chart of Original Shareholders (Table 1)
No.	Shareholder Name	Equity Ratio (%)	Form of Contribution	Actual Capital Contribution (RMB 10,000)	Period of Investment
1	Hunan Ruixi Financial Leasing Co., Ltd.	35%	In currency	0	December 5, 2036
2	Xiaoliang Chen	24.12%	In currency	0	December 5, 2036
3	Xi Yang	21.38%	In currency	0	December 5, 2036
4	Chengdu Simushi Technology Co., Ltd.	19.5%	In currency	0	December 5, 2036

The Investor invests in and obtains 27.03% equity of the Target Company by increasing the registered capital and issuance of shares. The Party B Shareholders of Target Company shall dilute their equity proportions to the Investor (The Party B Shareholders shall respectively determine the specific ratio of equity to be diluted through transfer of equity transfer among themselves). Within 60 calendar days after the initial investment fund is in place, the Investor and the Party B Shareholders shall cooperate with each other to complete the governmental registration of the equity changes after the increase in registered capital and shares issued. Upon the completion of the increase in registered capital and share and equity transfer(s) among the Party B Shareholders, the final equity structure of Target Company which shall be filed with competent authorities is shown as (Table 2):

Equity Structure Chart after Increase in Capital and Share (Table 2)
No.	Shareholder Name	Equity Ratio (%)	Form of Contribution
1	Hunan Ruixi Financial Leasing Co., Ltd.	27.66%	In currency
2	Xiaoliang Chen	17.18%	In currency
3	Xi Yang	17.18%	In currency
4	Chengdu Simushi Technology Co., Ltd.	10.95%	In currency
5	Hongyi Industrial Group Co., Ltd.	27.03%	In currency
	Total	100%	---

After the capital increase and share issuance, the actual registered capital of the target company shall be the final record kept by the local industrial and commercial bureaus, but the subscribed capital contribution and the actual capital contribution of each shareholder shall be subject to their respective equity ratio above.

1.2	Investment Consideration and Payment

The Target Company, its shareholders and the Investor agree that the total capital contribution (including the actual capital contribution) made by the Investor in exchange for newly issued shares is RMB50,000,000 (in words: Fifty Million Chinese Yuan Only). The initial investment of RMB10,000,000 shall be paid to the bank account of the Target Company no later than 90 days after the date of signing this Agreement (prior to September 30, 2020). Meanwhile, all the shareholders and investors of the Target Company should make full capital contributions according to their respective equity ratio. The Investor will be entitled to exercise its rights as a shareholder of the Target Company only after the remaining capital contribution of RMB40,000,000 is made, which shall be no later than 30 days after the completion of registration with the local industrial and commercial bureaus for the equity changes and the making of full capital contributions by all shareholders makes full capital contributions (prior to December 31, 2020) that the Investor shall have the right to receive the accumulated and undistributed profits of the Target Company in proportion to its equity ratio through dividends when approved at the meeting of shareholders of the Target Company.

Article 2 Representations and Warranties

2.1	The Target Company and Original Shareholders make representations and warranties to the Investor that: The Target Company and the Original Shareholders have, prior to the execution date hereof, fully, thoroughly and promptly disclosed or furnished to the investors the required information and materials associated with this transaction, all the information furnished is true and valid, and there is no major omission, misleading or fabrication; the Original Shareholders of the Target Company shall be liable for any undisclosed contingent taxes, liabilities or other debts prior to this investment; the Original Shareholders, not the Investor, shall be solely liable for any penalties or economic losses imposed on the Target Company prior to the completion of the equity transfer due to financial, tax, human resources, outsourcing team management, peer competition, operation without authority, excessive financing or other reasons, by agencies including, without limitation, industry and commerce, tax, regulatory agencies and so on. The Investor does not have to burden of proof for any of the above-mentioned penalties or causes for economic losses, but only needs to determine based on the time when the causal event arises.

2.2	The Target Company and the Original Shareholders make representations and warranties to the Investor that: From the execution date of this Agreement to the expiration of the performance commitment period, without the prior written consent of the Investor, the Target Company and its Original Shareholders shall:

2.2.1	Not change the Target Company's registered capital or equity structure except for the purpose of performing this transaction;
2.2.2	Not make any form of external investment except for the purpose of performing this transaction;
2.2.3	As far as the Shareholders are concerned, not transfer the shares of the Target Company held by them (except for the transfer to be made by Shareholder 2 to Shareholder 1 and/or Shareholder 3) or create pledges or other encumbrances on the shares; as far as the Target Company is concerned, not create or agree to create any encumbrances on any assets of the Target Company or provide any guarantee or loan irrelevant to the ordinary principal business for any third party;
2.2.4	Not sign any debt settlement agreement or make other arrangements with creditors, petition for bankruptcy, or take any action that may lead to dissolution, or fail to take reasonable measures to address the legal proceedings related to dissolution (whether voluntary dissolution or forced dissolution);
2.2.5	Not enter into contracts that do not conform to normal business practices or maintain improper interest relationships with the seller or its relatives or any director or employee of the Target Company or government officials.

2.3	The shareholders on behalf of the dormant shareholder of the Target Company - Xiaohui Luo make representations and warranties to the Investor that: Upon signing this Agreement, the former dormant shareholder of the Target Company, Xiaohui Luo, is no longer a shareholder.

2.4	The Target Company and Original Shareholders make representations and warranties to the Investor that: The investment funds shall be used only for the automobile business of the Target Company (unless otherwise approved by the Investor in writing). Any use of Investor’s capital contribution proceeds for either automobile business investment that exceeds RMB 1 million or any non-automobile business investment (regardless of the amount) shall be approved by the representative of the Investor and overseen by the Investor.

Article 3 Rights of the Investor

3.1	Right of First Refusal: If the Investor agrees that any shareholder of the Target Company (except for Shareholder 2) proposes to sell all or part of its equity interest in the Target Company to other shareholders or a third party, the Investor shall be entitled to, in priority, purchase all or part of the equity at issue that such shareholder intends to sell or otherwise dispose of pursuant to the same terms as planned, with the specific steps as below:

3.1.1	Unless otherwise agreed upon, in case that the said shareholder intends to transfer, sell, pledge or otherwise dispose of ("transfer") to a third party ("target investor") the Target Company's equity held by them, and the target investor has already given a legally binding offer, or the target investor's offer may be legally binding after the Investor exercises the right of first refusal, the said shareholder shall inform the Investor of (i) the intention to transfer, (ii) the amount of equity intended to transfer, (iii) the terms and conditions of the transfer, and (iv) the basic information of the investor to be transferred in writing ("notice of transfer") fifteen (15) days in advance;
3.1.2	Within twenty (20) working days upon receipt of the notice of transfer, the Investor shall inform the said shareholder in writing whether it will exercise the right of first refusal as well as the amount for exercising such right. Where the Investor fails to inform the said Shareholder that it will exercise the right of first refusal within twenty (20) working days, the Investor shall be deemed to have agreed to waive the right of first refusal;
3.1.3	In case that the Investor has exercised the right of first refusal, the said shareholder shall transfer the equity to the Investor according to the conditions specified in the notice of transfer. In the event that the Investor waives the right of first refusal, the said shareholder shall be entitled to transfer the equity that is not affected by the right of first refusal;
3.1.4	All transfers, whether pursuant to this Article or other provisions hereof, shall be guaranteed by the transferor’s shareholders as beneficial owners, and their rights shall be free from any lien, pledge and burden, accompanied by the transfer of all accompanying rights, including the rights to receive dividends and other distributions;
3.1.5	Due to historical reasons, if Shareholder 2 of the Target Company proposes to sell all or part of its company equity to other shareholders or a third party, the Shareholders 1 and 3 of the Target Company shall be entitled to, in priority, purchase all or part of the equity that the said shareholder intends to sell or otherwise dispose of pursuant to the same terms; once the Shareholders 1 and 3 of the Target Company waive the right to purchase, the Investor shall have the priority under the same market conditions. If Shareholder 2 of the Target Company sells all or part of his equity, no matter which party receives the equity, it shall undertake all the obligations of Shareholder 2 of the Target Company under this Agreement and other relevant agreements; otherwise such equity transfer shall be deemed as invalid transfer, and Shareholder 2 of the Target Company shall still bear relevant responsibilities.

3.2	Performance commitments: All Original Shareholders unanimously promise that during the future 3 performance commitment periods, the business performance of the Target Company will be not lower than the business objectives set out in the following table (the performance commitment period shall commence from the next month after the Investor made the full capital contribution of RMB 50,000,000, and a year consists of 12 calendar months);

Performance Commitment Period	Business Objectives
First Year	Gain an operating income of RMB 52 million and net profits of RMB 10 million;
Second Year	Gain an operating income of RMB 90 million and net profits of RMB 20 million;
Third Year	Gain an operating income of RMB 110 million and net profits of RMB 25 million.

3.3	Co-sale right: Within the 3-year performance commitment period, if any shareholder of the Target Company (excluding Shareholder 2 of the Target Company) transfers equity to a third party, on equal conditions, the Investor shall have the right to choose to either purchase or transfer the equity with the selling shareholders of the Target Company. But due to historical reasons, if Shareholder 2 of the Target Company transfers equity, Shareholders 1 and 3 of the Target Company shall have the right of first refusal in preference to the Investor, and the Investor cannot make a condition to transfer the equity together with Shareholder 2 of the Target Company.

3.3.1	If the Investor chooses to purchase the equity, the conditions shall be no less strict than those set for shareholders of Target Company to transfer the equity to a third party. That is, the Investor shall have the right of first refusal on equal conditions.
3.3.2	If the Investor intends to transfer the equity with the Shareholders of the Target Company, the Investor may transfer the equity to a third party on the equal conditions. In the event that any target transferee refuses to purchase equity from the Investor in any way, the Shareholders shall not sell any equity to the target transferee unless the Shareholders simultaneously purchase the equity to be sold from the Investor pursuant to the terms and conditions listed in the notice of transfer prior to the sale or transfer. For the avoidance of doubts, the Investor's transfer of the Target Company's equity held by it shall not be subject to the above-mentioned co-sale rights. But under the same conditions, the remaining Shareholders of the Target Company have the right of first refusal.

3.4	Anti-dilution: After this investment, when the Target Company launches a new round of financing, in case that Target Company’s valuation prior to the new round of financing is decreased, the Investor's equity in the Target Company shall be adjusted on a fully diluted basis, so that the average capital contribution the Investor made for all equity interests in the Target Company after the adjustment is equivalent to the new low price for the new round of capital increase, except for the issuance of equity pursuant to the employee stock ownership plan (ESOP) or other incentive equity arrangements approved by the directors of the Investor. All shareholders of the Target Company shall take all necessary actions to prevent the Investor's equity in the Target Company from being diluted. Such actions shall include, without limitation, that the shareholders transfer part of the equity not held by the Investor at zero consideration to the Investor, so that the Target Company's equity held by the Investor upon completion of the transfer is consistent with the adjustment results agreed in the preceding paragraph. The Original Shareholders of the Target Company shall undertake the afore-mentioned liability on a prorated basis.

3.5	Redemption right

Equity Buy-back Conditions: During the term of this Agreement, if the Target Company meets any of the following situations, the Investor shall have the right to notify the shareholders of the Target Company to repurchase the equity, and the Original Shareholders of Target Company shall perform the afore-mentioned obligations according to their respective equity ratios at that time:

a.	If the Target Company fails to be listed or merged within six months after the expiration of the three-year performance commitment period; or if the Target Company is acquired by a listed company or the industry, while its estimated value shall be less than RMB 300 million; or if it goes public through initial public offering (on either A-share or overseas markets such as Hong Kong stock market), while its market value in the public market shall be less than RMB 350 million.
b.	If the accumulated net profit after tax is less than 80% of RMB 30 million during the first two performance commitment periods after investment, or less than 80% of RMB 25 million in the third performance commitment period, the Investor shall have the right to request the buyback. Or if the Target Company fails to be listed or merged within six months after the expiration of the three-year performance commitment period, the Investor shall have the right to ask the Original Shareholders of the Target Company to repurchase the equity. The annual repo rate shall be 9%. The time of capital shall be calculated from the date when the Investor makes the capital contribution to the date when the equity is repurchased. Namely, the repurchase price = total investment amount + total investment amount * annual repo rate at 9% * actual occupancy time of capital (year) - accumulative amount of dividends received by the Investor during the performance commitment period.
c.	There are any material and adverse effects to Target Company's core business (which material and adverse effect to the Target Company’s financial/business/credit record, its ability to perform its substantial contractual obligations or the failure to achieve the investment purpose, which effect may be caused by any events, including but not limited to that the Target Company becomes listed on the list of dishonest persons/entities subject to judicial enforcement or that more than a third of the Target Company’s ride-hailing automobile certificate are revoked by the regulatory authorities) or liquidation, dissolution or cessation of business.

3.5.1	To request the Original Shareholders of the Target Company to repurchase the equity, the Investor shall issue a written notice to the Original Shareholders. The notice shall take effect from the date of service and shall not be changed or revoked. The Original Shareholders of the Target Company shall repurchase the equity at the repurchase price agreed herein within three months upon receipt of the Investor's notice. In addition, within three months upon receipt of the Investor's notice, the Original Shareholders of the Target Company shall cooperate to handle the administrative procedures for change of equity.
3.5.2	For this purpose of the Article and this Agreement, the liability on a prorated basis refers to that the Original Shareholders should be held liable to the Investor according to their respective equity ratio for any compensation, damage or liabilities. The equity ratio only represents the proportion of responsibilities. For the calculation method and amount of the civil liability, please refer to the relevant provisions of this Agreement.
3.5.3	When the Target Company meets the above-mentioned buy-back conditions and the Investor waives the redemption rights, the Investor shall make a written statement to all shareholders of the Target Company within 60 days after six months anniversary of the fulfillment date of the three-year performance commitment period. Otherwise, the Investor shall be deemed to have automatically waived the redemption right.

3.6	Priority subscription right for the newly increased registered capital: When the Target Company issues the newly increased registered capital to all shareholders at certain time including the Investor at that time or a third party, the Investor shall be entitled to preferentially subscribe such newly increased registered capital ("priority subscription right") based on the proportion of equity it holds in the Target Company. In case that the Investor elects to exercise the priority subscription right and the amount of capital increase cannot meet the needs of all shareholders intended in subscribing for increased capital, the Investor may have priority over other shareholders of the Target Company in subscribing for additional capital.

3.7	Liquidation priority: In compliance with Chinese laws, in the event that the Target Company is liquidated, dissolved or ceased its business for any reason, the liquidation team shall pay the liquidation expenses and repay the Target Company's debts (including relevant remuneration to employees and tax liabilities) with the Target Company's assets in the priority order prescribed by applicable laws. After that, the Investor shall be entitled to receive a liquidation amount over other shareholders, and the remaining property shall be distributed among all shareholders except the Investor according to the equity ratio at that time ("liquidation priority"). In the event that the Target Company is subject to asset acquisition, all or majority of the assets of the Target Company are sold, or the Target Company is determined to be liquidated, dissolved or terminated, then the aforesaid liquidation priority shall also apply.

3.8	The aforesaid rights shall be valid from the date of signing this Agreement to the end of six months after the expiration of the three-year performance commitment period. During such period, if the Original Shareholders of the Target Company complete the repurchase of equity, this Agreement shall automatically terminate in advance.

3.9	Lockup right: From the date of signing this Agreement to the end of six months after the expiration of the three-year performance commitment period, no shareholder of the Target company (excluding Shareholder 2 of the Target Company) may directly or indirectly sell any company equity or change its shareholder status and de facto controlling person.

Article 4 Confidentiality

4.1	Unless otherwise provided herein, the Parties hereto shall keep confidential any and all written or oral information obtained from the other party in connection with this Agreement or the transactions contemplated herein and shall not use such information for any purpose unfavorable to the other party, except that (i) any such information is known to the public by means other than the disclosure of the disclosing party; (ii) any such information is disclosed in accordance with the requirements of law, the orders of courts or governments, or other rules of regulatory authorities; (iii) the recipient obtains such information from other parties not subject to the confidentiality obligation; or (iv) each party discloses such information to its attorney, accountant or financial advisor involved in the transaction herein.

4.2	The Parties agree that, from the date of execution of this Agreement, any party in violation of this article shall be held liable for the breach of contract in accordance with Article 5 hereof.

4.3	The Parties acknowledge that Shareholder 1 of the Target Company is affiliated with a U.S. publicly-listed and reporting company (“Senmiao”) and is thus be subject to the U.S. securities laws and other laws, which prohibit any person who has material, non-public information concerning a publicly-listed company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Parties acknowledge that the confidentiality provisions of this Agreement shall be deemed to be an agreement to keep the confidential information disclosed to each other hereunder in confidence as contemplated by Regulation FD promulgated by the U.S. Securities and Exchange Commission. In addition, the Parities acknowledge and agree that some of the confidential information of the Target Company and the transactions contemplated herein may be considered “material non-public information” of Senmiao for purposes of the U.S. federal securities laws, and that the Parities will abide by all securities laws relating to the handling of and acting upon such material non-public information (including that they shall not trade or otherwise transact in Senmiao’s public-listed securities while in possession of such material non-public information).

Article 5 Liability for Breach

5.1	One party (indemnitor) shall compensate and indemnify the other party (indemnitee) from any and all losses in connection with or as a result of incorrect statement provided by the indemnitor as per this Agreement or false representation and warranty made by the indemnitor, the violation or nonperformance of the duty of such representation and warranty by the indemnitor, or the violation or nonperformance of any obligations hereunder.

5.2	Where the Investor suffers or incurs any actual losses or damages (including reasonable attorney’s fees) directly or indirectly from the violation of the Target Company and any shareholder of the Target Company in any of their representations, warranties, guarantees, agreements or obligations under this Agreement or any other agreement or undertaking to which it is a signatory, or due to third party claims, claims between the parties herein or other claims as a result of the foregoing, the Target Company and the Original shareholders agree to make compensations, jointly and severally, for the Investor on a prorated basis. The parties confirm that all liabilities for compensation undertaken by Shareholder 4 of the Target Company towards the Investor, including but not limited to indemnity obligation, liability for breach of contract and redemption of consideration, shall be assumed by the Original Shareholders of the Target Company according to their respective equity ratio on prorate basis. In addition, if the Original Shareholders transfer the equity before the Investor exercises redemption rights, the Original Shareholders and the new Transferee shall bear unlimited joint and several liability for compensation.

Article 6 Termination

During the three-year performance commitment period, in case of the occurrence of any of the following events, this Agreement may be terminated immediately by the non-fault party by delivering a written notice of termination to the other party:

6.1	The Target Company or the shareholders has materially violated the provisions hereof;

6.2	Any representations and warranties applicable to the Target Company contained herein are false, misleading or deceptive in any material aspect;

6.3	The transaction hereunder becomes illegal due to a change in the law.

Article 7 Force Majeure

7.1	"Force Majeure" means any event that (i) is beyond the control of the affected party, (ii) is unforeseeable or unavoidable even if anticipated, (iii) occurs after the execution date of this Agreement and (iv) prevents the party from performing this Agreement in whole or in part. Such events include but are not limited to floods, fires, droughts, typhoons, earthquakes or other natural disasters, pandemics, strikes, turmoil, riots and wars (whether declared or not), acts of government, sudden changes to the national policies and so on.

7.2	If the occurrence of the above-mentioned force majeure affects either party’s performance of obligations hereunder, the party shall be entitled to suspend the performance within the period of delay caused by the force majeure.

7.3	If either party fails to perform this Agreement due to force majeure, it may be exempted from the liability in part or in whole according to the impact of the force majeure, except as otherwise required by laws.

Article 8 Notifications

8.1	The correspondence addresses of the Parties are set forth on the first page of this Agreement. Written notices or other documents sent by one party to other parties in accordance with the requirements hereof shall be written in Chinese and may be delivered by hand or sent by recognized courier service or e-mail to the correspondence addresses of other parties. A written notice or document sent by e-mail shall be deemed to have been duly served on the date of successful transmission.

8.2	Either party shall be obliged to sign the receipt and return the receipt to the process server if served with materials and legal instruments (sent by means including but not limited to mail, fax, telegram, telex, and e-mail) from the relevant judicial authorities or arbitration institutions of that party. The relevant judicial authorities and arbitration institutions may send documents to the above-mentioned address. In such case, the documents shall be deemed to have been duly served regardless of whether the party has actually received the documents or not, which shall have legal consequences for service of process. In the event of change in the contact information of either party, it shall notify the other parties of such change in writing without delay.

Article 9 Governing Law and Dispute Resolution

9.1	This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China. Any and all disputes arising out of or in connection with the performance of this Agreement shall be first settled via the amicable negotiation among the parties first. If no agreement can be reached, the parties agree to submit the dispute to the People's Court at the place where this Agreement is executed.

Article 10 Miscellaneous

10.1	This Agreement shall take effect as of the date of the affixing of signature and fingerprint of all individuals parties hereto or signature and official seal by the legal representatives or authorized representatives of all entity parties hereto.

10.2	This Agreement shall not be modified or amended except by a separate written agreement entered into by the Parties.

10.3	This Agreement is made in Chinese and in octuplicates, with two copies for the Investor, one copy for the Target Company, one copy for the other parties respectively, each copy having the same legal effects.

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Party A (Investor): Hongyi Industrial Group Co., Ltd.

Legal Representative or Authorized Representative (Signature): [CORPORATE SEAL AFFIXED HEREIN]

Party B 1 (Shareholder 1 of the Target Company): Hunan Ruixi Financial Leasing Co., Ltd. (Corporate Seal)

Legal Representative or Authorized Representative (Signature): [CORPORATE SEAL AFFIXED HEREIN]

Party B 2 (Shareholder 2 of the Target Company): Xiaoliang Chen

Signature and Fingerprint: /s/ Xiaoliang Chen

Party B 3 (Shareholder 3 of the Target Company): Xi Yang

Signature and Fingerprint: /s/ Xi Yang

Party B 4 (Shareholder 4 of the Target Company): Chengdu Simushi Technology Co., Ltd. (Corporate Seal)

Legal Representative or Authorized Representative (Signature): [CORPORATE SEAL AFFIXED HEREIN]

Party C (Dormant Shareholder of the Target Company): Yiqiang He

Signature and Fingerprint: /s/ Yiqiang He

Party D (Target Company): Sichuan Jinkailong Automobile Leasing Co., Ltd. (Corporate Seal)

Legal Representative or Authorized Representative (Signature): [CORPORATE SEAL AFFIXED HEREIN]

Signed in Chengdu on July 4, 2020